Exhibit 99.1

Investor Relations:	Alexandra Lynn Selene Oh
(617) 747-3300 ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Appoints Glenn Earle to its Board of Directors;

William J. Nutt to Retire from the Board

BOSTON, April 20, 2015 — Affiliated Managers Group, Inc. (NYSE: AMG), a global asset management company with approximately $626 billion in assets under management, today announced the election of Glenn Earle to its Board of Directors, effective immediately, as well as William J. Nutt’s retirement from the Board at the end of his current term in June 2015.

Glenn Earle is a member of the Board of Directors of Fiat Chrysler Automobiles N.V. and of Rothesay Life Group.  Mr. Earle is also a Board Member and Trustee of the Royal National Theatre and of Teach First, and is Chairman of the Advisory Board of Cambridge University Judge Business School.  He was formerly a Managing Director and the Chief Operating Officer of Goldman Sachs International, before retiring in 2011.  He had previously worked at Goldman Sachs in various roles in New York, Frankfurt and London since 1987.  Mr. Earle is a graduate of Emmanuel College, Cambridge and of Harvard Business School, where he earned an MBA with High Distinction and was a Baker Scholar and Loeb, Rhoades Fellow.

“I am very pleased that Glenn Earle is joining AMG’s Board,” said Sean M. Healey, AMG’s Chairman and Chief Executive Officer.  “Glenn brings a distinguished track record and extensive global financial services experience that will further diversify the Board’s broad expertise.”

Separately, the Company also announced the decision of Mr. Nutt to retire from the Board when his term expires on June 15, 2015.  He was the founding Chief Executive Officer of AMG and served in that role until 2004 when Mr. Healey succeeded him as CEO.  Since 2005, Mr. Nutt has served as a non-executive member of AMG’s Board of Directors.

Mr. Healey added, “I am profoundly grateful to Bill for his friendship and support over the past 20 years, and am tremendously proud of our work together in building AMG from a start-up to one of the leading asset management companies in the world.”

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About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms.  AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy.  AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  As of December 31, 2014, the aggregate assets under management of AMG’s Affiliates were approximately $626 billion, pro forma for a recently closed investment, in more than 400 investment products across a broad range of investment styles, asset classes and distribution channels.  For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Risk Factors” set forth in the Company’s Form 10-K for the year ended December 31, 2014.

AMG routinely posts information that may be significant for investors in the Investor Relations section of its website, and encourages investors to consult that section regularly.  For additional information, please visit www.amg.com.

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